UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________
FORM 8-K
___________________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2026

___________________________________________________
Invesco Commercial Real Estate Finance Trust, Inc.
(Exact name of registrant as specified in its charter)
___________________________________________________

Maryland	000-56564	92-1080856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2300 N Field Street
Suite 1200
Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 715-7400
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01    Other Events.
Invesco Commercial Real Estate Finance Trust, Inc. (referred to herein as the "Company," "we," "our," or "us") is filing this Current Report on Form 8-K in order to provide an update regarding our net asset value ("NAV").
December 1, 2026 Transaction Price
The transaction price for each share class of our common stock is equal to such share class's NAV per share as of October 31, 2026. A calculation of the NAV per share is set forth below.
October 31, 2026 NAV per Share
Our NAV per share is calculated in accordance with valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is made available to our current stockholders on our website at www.invesco.com/INCREF and on our toll-free, automated telephone line at 833-834-4924.
Transactions or events have occurred since October 31, 2026 that could have a material impact on our NAV per share, upon which our transaction and repurchase price is based. We have included a breakdown of the components of total NAV and NAV per share for October 31, 2026.
Our total NAV presented in the following tables includes the aggregate NAV of our outstanding shares of common stock. The following table provides a breakdown of the major components of our total NAV as of October 31, 2026:

$ in thousands	October 31, 2026
Commercial real estate loan investments	$6,990,231
Real estate related securities	26,463
Cash and cash equivalents	177,794
Restricted cash	31,589
Interest receivable	22,274
Derivative assets	5,692
Other assets	75,500
Secured financing facilities	(3,620,612)
Collateralized loan obligations	(2,121,747)
Revolving credit facility	—
Interest payable	(13,893)
Derivative liabilities	(114)
Subscriptions received in advance	(31,415)
Due to affiliates	(8,053)
Due to affiliate - Management fee	(1,033)
Due to affiliate - Performance fee	(7,186)
Accounts payable, accrued expenses and other liabilities	(10,899)
Common stock dividends payable	(10,816)
Non-controlling interest liquidation preference	(125)
Net asset value	$1,503,650
The following table provides a breakdown of our total NAV and NAV per share by class as of October 31, 2026.

$ in thousands, except per share data	Class S	Class S-1	Class D	Class D-1	Class I	Class E	Class F	Total(1)
Net asset value	$46,458	$692,184	$37,577	$8,224	$414,536	$56,283	$248,388	$1,503,650
Common Shares Outstanding	1,866,510	27,679,419	1,511,171	330,253	16,602,667	2,150,346	9,456,077	59,596,443
NAV per share	$24.8903	$25.0072	$24.8663	$24.9015	$24.9680	$26.1737	$26.2676
(1) Share amounts are rounded to the nearest whole share.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on our stockholders’ ability to sell shares under our Share Repurchase Plan and our ability to suspend or terminate our Share Repurchase Plan at any time. Our NAV generally does not consider exit costs (e.g., selling costs and commissions related to the sale of an investment) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of NAV, NAV per Share is not derived from the market pricing information of open-end real estate debt funds listed on stock exchanges.
Our NAV is not a representation, warranty or guarantee that (1) a stockholder would be able to realize the NAV per share for the shares a stockholder owns if the stockholder attempts to sell its shares; (2) a stockholder would ultimately realize distributions per share equal to the NAV per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company; (3) shares would trade at their NAV per share on a national securities exchange; (4) a third party would offer the NAV per share for shares in an arm’s-length transaction to purchase all or substantially all of the shares; and/or (5) the NAV per share would equate to a market price of an open-ended real estate debt fund.
Valuation of Commercial Real Estate Loan Investments

Because the Company elected the fair value option for the CLO Issuers (INCREF 2025-FL1 and INCREF 2026-FL2), the fair value of all the loans held by the CLO Issuers is measured as the sum of (i) the fair value of the CLO Issuers' debt tranches held by third parties, (ii) the fair value of the Company’s CLO Issuers’ retained debt tranches, and (iii) the fair value of the Company's retained income notes. As of October 31, 2026, approximately $2.2 billion of the loan assets were measured using observable inputs relating to the fair value of the CLO Issuers’ notes held by third parties and retained notes.

A portion of the loans held by the CLO Issuers are measured using a discounted cash flow model that includes unobservable inputs relating to the $81.0 million of income notes issued by INCREF 2025-FL1 and $84.3 million of income notes issued by INCREF 2026-FL2 as of October 31, 2026. Since the fair value of all loans held by the CLO Issuers is measured using inputs from more than one level of the fair value hierarchy, GAAP requires the measurement to be categorized in its entirety based on the lowest level input that is significant to the fair value measurement. As such, all loans held by the CLO Issuers are classified as Level 3.

As of October 31, 2026, $4.6 billion of loans are held by consolidated entities that are not CLO Issuers and are valued using discounted cash flow models applied directly to the expected cash flows of each loan. These models include unobservable inputs, and the loans are, therefore, classified as Level 3.

The following table summarizes the estimated significant unobservable inputs supporting the fair value measurement of our commercial real estate loan investments:

Valuation Technique	Unobservable Input	Weighted Average Rate(2)	Range	Weighted Average Life(1)(2)
Discounted cash flow	Discount rate	6.55%	5.03% - 14.30%	0.28 years
(1) Based on expected cash flows and potential prepayments.
(2) Includes $4.6 billion of loans held by consolidated entities that are not CLO Issuers and a portion of the loans held by the CLO Issuers that are measured using unobservable inputs relating to the income notes.

Discount rates reflect, among other things, uncertainty in the valuation models regarding the amount and timing of cash flows. These rates may change as economic and market conditions change. For loans held by consolidated entities that are not CLO Issuers, discount rates also reflect the characteristics and performance of the underlying properties. For loans held by the CLO Issuers, the unobservable discount rates apply to the income notes and reflect their position in the capital structure, which may result in rates higher than those applied to loans. We cannot predict the effect of future economic or market conditions on our estimated fair values.
Valuation of Secured Financing Facilities
The following table summarizes the estimated significant unobservable inputs used in the fair value measurement of our secured financing facilities:

Valuation Technique	Unobservable Input	Weighted Average Rate	Range	Weighted Average Life(1)
Discounted cash flow	Discount rate	5.32%	3.73% - 6.06%	0.34 years
(1) Based on expected cash flows and potential prepayments.
The discount rate above is subject to change based on changes in economic and market conditions, in addition to changes in the underlying economics of the pledged commercial real estate loan, such as changes in the loan-to-value ratio, credit profile and debt service. These rates are also based on the location, type and nature of each pledged property underlying the commercial real estate loan and related industry publications. Changes in discount rates result in increases or decreases in the fair values of these investments. The discount rate encompasses, among other things, uncertainties in the valuation models with respect to the amount and timing of cash flows. It is not possible for us to predict the effect of future economic or market conditions based on our estimated fair values.

Portfolio Update

As of October 31, 2026, the Company's commercial real estate loan portfolio has a fair value of $7.0 billion and outstanding principal balance of $7.0 billion.

In October 2026, the Company closed on one European loan origination, a $124.8 million whole loan secured by a logistics portfolio located in Spain, and three U.S. loan originations including a $51.9 million whole loan secured by a multifamily asset located in Raleigh, North Carolina, a $51.2 million whole loan secured by an industrial portfolio located throughout various locations in the United States, and a $525.0 million whole loan secured by a student housing portfolio located throughout various locations in the United States.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Commercial Real Estate Finance Trust, Inc.

By:	/s/ Courtney Popelka
Courtney Popelka
Chief Financial Officer and Treasurer

Date: November 13, 2026